Exhibit 99

ValueVision Media Reports First Quarter 2014 Results

MINNEAPOLIS, MN – May 21, 2014 – ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel electronic retailer operating as ShopHQ (www.shophq.com), today announced operating results for its fiscal 2014 first quarter (Q1’14) ended May 3, 2014. ValueVision will host an investor conference call/webcast today at 4:30 pm ET, details below.

SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except average price points)
	Q1 '14	Q1 '13
	5/3/2014	5/4/2013	Change

Net Sales	$160	$151	6%
Gross Profit	$60	$57	5%
Gross Profit %	37.6%	37.7%	-10bps
Adjusted EBITDA	$6	$6	$-

Adjusted Net Income*	$2	$1	$-
Less:
Activist Shareholder Response Costs	$(1)	$-	$(1)
Net Income	$-	$1	$(1)

Net Income per Share	$0.01	$0.02	$(0.01)

Adjusted Net Income per Share	$0.03	$0.02	$0.01

Homes (Average 000s)	87,034	84,955	2%
Net Shipped Units (000s)	1,913	1,497	28%
Average Price Point	$76	$93	-18%
Return Rate %	22.2%	22.5%	-30bps
Internet Net Sales %	44.7%	46.2%	-150bps
Total Customers - 12 Month Rolling	1,402,185	1,151,882	22%

*2014 reconciliation of Adjusted Net Income to Net Income does not add due to rounding.

ValueVision’s Q1’14 net sales rose 6% to $160 million, driven by strong customer demand in the Company’s categories of Fashion & Accessories and Beauty, Health & Fitness. Gross profit dollars increased 5% to $60 million in Q1’14. Gross profit as a percent of sales for the quarter remained strong at 37.6%, compared to 37.7% in Q1’13.

Q1’14 adjusted EBITDA was $6 million, approximately flat to Q1’13, as the Company’s sales and gross profit improvements were offset by investments in channel positioning within TV distribution costs. In addition, net shipped unit volume increased 28% over the same quarter last year, resulting in higher variable costs to support this growth.

The Company’s Q1’14 adjusted net income was $2 million, or $0.03 per share. Q1’13 adjusted net income was $1 million, or $0.02 per share.

ValueVision’s strategic focus on building its ShopHQ customer base yielded solid gains, as total customers purchasing over the last 12 months rose 22% to a record 1.4 million. Customer growth was driven by the Company’s ongoing focus of broadening its merchandise offerings as well as strategically lowering its average price point, which decreased to $76 in the quarter compared to $93 in the same quarter last year. These changes support continued customer growth and increased purchase frequency, which rose 9% in the quarter over the same period last year.

ValueVision CEO, Keith Stewart, said, “We are pleased with our Q1 results, which marked the 8th consecutive quarter of sales growth and positive adjusted EBITDA.  We continue to make progress in growing revenue and gross profit while repositioning our product assortment. Our success in achieving increased customer growth and a lower average price point at strong margins accelerated throughout Q1 and should provide us with positive momentum for the second quarter.”

ValueVision EVP & CFO William McGrath, stated, “Our balance sheet condition remains strong.  We ended the first quarter with $27 million in cash and restricted cash compared to $31 million at the beginning of the year. Net use of cash includes $5 million in working capital and $3 million in capital expenditures partially offset by the Company’s positive adjusted EBITDA results in the quarter. In February, we increased our PNC credit  facility from $50 million to $75 million. This $25 million increase will facilitate the 2014 expansion of our warehouse distribution facility to support anticipated growth.”

Conference Call / Webcast Today, Wednesday, May 21st at 4:30 pm ET:

WEBCAST/WEB REPLAY:	http://www.media-server.com/m/p/2f546258

TELEPHONE:	866-515-2910

PASSCODE:	28059050

Adjusted EBITDA and Adjusted Net Income/(Loss)

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment; non-operating gains (losses); non-cash impairment charges and write-downs; activist shareholder response costs; and non-cash share-based compensation expense. The Company defines Adjusted Net Income/(Loss) as net income/(loss) excluding non-cash impairment charges and write-downs; debt extinguishment; and activist shareholder response costs. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and Internet businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that the terms Adjusted EBITDA and Adjusted Net Income/(Loss) allow investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA and Adjusted Net Income/(Loss) should not be construed as alternatives to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as measures of liquidity. Adjusted EBITDA and Adjusted Net Income/(Loss) may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of each of Adjusted EBITDA and Adjusted Net Income/(Loss) to net income (loss), their most directly comparable GAAP financial measure, in this release.

About ValueVision Media/ShopHQ (www.shophq.com/ir)

ValueVision Media, Inc. operates as ShopHQ, a multichannel retailer that enables customers to shop and interact via TV, phone, Internet and mobile in the merchandise categories of Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. The ShopHQ television network reaches over 87 million cable and satellite homes and is also available nationwide via live streaming at www.shophq.com. Please visit www.shophq.com/ir for more investor information.

Forward-Looking Information

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company’s shareholders, including the Company’s 2014 Annual Meeting of Shareholders. On May 9, 2014, the Company filed with the Securities and Exchange Commission (“SEC”) a proxy statement and a WHITE proxy card in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at the Company’s 2014 Annual Meeting of Shareholders is included in the proxy statement filed by the Company with the SEC in connection with such meeting. In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. The proxy statement for the 2014 Annual Meeting of Shareholders is available, and any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available, free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY ANY SUCH PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS.

(tables follow)

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	May 3,	February 1,
	2014	2014
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$25,049	$29,177
Restricted cash and investments	2,100	2,100
Accounts receivable, net	96,638	107,386
Inventories	52,996	51,162
Prepaid expenses and other	5,988	6,032
Total current assets	182,771	195,857
Property and equipment, net	25,569	24,952
FCC broadcasting license	12,000	12,000
Other assets	864	896
	$221,204	$233,705

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$72,099	$77,296
Accrued liabilities	29,560	38,535
Deferred revenue	85	85
Total current liabilities	101,744	115,916

Capital lease liability	80	88
Deferred revenue	313	335
Deferred tax liability	1,355	1,158
Long term credit facility	38,000	38,000
Total liabilities	141,492	155,497

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 49,844,253 shares issued and outstanding	498	498

Warrants to purchase 6,000,000 shares of common stock	533	533

Additional paid-in capital	411,725	410,681

Accumulated deficit	(333,044)	(333,504)
Total shareholders' equity	79,712	78,208
	$221,204	$233,705

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended
	May 3,	May 4,
	2014	2013

Net sales	$159,701	$151,354
Cost of sales	99,695	94,321
Gross profit	60,006	57,033
Margin %	37.6%	37.7%

Operating expense:
Distribution and selling	49,729	46,252
General and administrative	6,957	5,892
Depreciation and amortization	2,268	3,205
Total operating expense	58,954	55,349

Operating income	1,052	1,684

Other expense:
Interest income	-	11
Interest expense	(391)	(378)
Total other expense	(391)	(367)

lncome before income taxes	661	1,317

Income tax provision	(201)	(294)

Net income	$460	$1,023

Net income per common share	$0.01	$0.02

Net income per common share --- assuming dilution	$0.01	$0.02

Weighted average number of common shares outstanding:
Basic	49,844,253	49,226,515
Diluted	56,340,970	54,653,674

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Income:

	For the Three Month Periods Ended
	May 3,	May 4,
	2014	2013

Adjusted EBITDA (000's)	$5,513	$5,795
Less:
Activist shareholder response costs	(1,045)	-
Non-cash share-based compensation	(1,044)	(860)
EBITDA (as defined) (a)	3,424	4,935

A reconciliation of EBITDA to net income is as follows:

EBITDA (as defined) (a)	3,424	4,935
Adjustments:
Depreciation and amortization	(2,372)	(3,251)
Interest income	-	11
Interest expense	(391)	(378)
Income taxes	(201)	(294)
Net income	$460	$1,023

(a)   EBITDA as defined for this statistical presentation represents net income for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes.  The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and writedowns, activist shareholder response costs and non-cash share-based compensation expense.

       Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company's television and internet businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given.  Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies.  In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs.  Adjusted EBITDA should not be construed as an alternative to operating income, net income or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity.  Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.

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Contacts

Media:	Investors:
Dawn Zaremba	David Collins, Eric Lentini
ShopHQ	Catalyst Global LLC
dzaremba@shophq.com	vvtv@catalyst-ir.com
(952) 943-6043 O	(212) 924-9800 O | (917) 734-0339 M